Exhibit 99.1


          Interleukin Genetics Reports First Quarter Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--May 9, 2006--

    - Commercial Launch of New Genetic Tests Begins -

    Interleukin Genetics, Inc. (AMEX: ILI) today reported financial results for the quarter ended March 31, 2006. The company generated revenue of $232,000 and a net loss of $1.6 million or $0.07 per basic and diluted common share for the quarter. Interleukin Genetics' reported revenues resulted almost entirely from the processing of genetic tests for cardiovascular health and general nutrition.
    "Interleukin Genetics has made the successful transition to commercial operations in the first quarter through the introduction of two new genetic assessment tests," said Ken Kornman, Interleukin Genetics' CEO. "Our objective is to now build on this key operational milestone by focusing our attention on expanding our genetic testing services and business development initiatives, as well as our development pipeline. In addition, we are committed to increasing the scope of applications utilizing the Company's intellectual property, and we look forward to reporting on our progress going forward."

    Operating Highlights for the quarter ended March 31, 2006:

    -- The Company commenced sales of two new genetic tests for personal wellness assessment - the interleukin-1 test for cardiovascular health and the general nutrition test.

    -- Interleukin Genetics began operations in its specially designed and constructed genetic testing laboratory. The laboratory is registered under CLIA, the Clinical Laboratory Improvements Amendments, with the Division of the Centers for Medicare and Medicaid Services that regulates laboratory testing in the United States. Samples were first processed in February, 2006.

    -- The Company initiated a new study in China utilizing its proprietary interleukin-1 technology to evaluate potential population-specific genetic links to myocardial infarction at an early age and expects to enroll approximately 1,300 subjects. A similar study that is ongoing in Korea will enroll approximately 750 subjects.

    -- Interleukin Genetics announced executive management changes as it focuses on executing its commercial strategy and expanding development programs. Ken Kornman, the company's founder and Chief Scientific Officer, assumed the additional role of CEO, replacing Phil Reilly who will remain Chairman of the Board of Directors. Gregg Mayer joined the company as Chief Business Officer and is driving business operations and strategy. Interleukin Genetics is actively seeking new opportunities and strategic alliances that capitalize on its proprietary interleukin-1 technology for the development of genetic tests and therapeutic products.

    Financial Results:

    Revenue for the three months ended March 31, 2006 was $232,000 compared to $7,000 in the same period of 2005. The increase was largely due to the amounts received for processing the cardiovascular health and general nutrition genetic tests that are sold by the company's strategic partner, Alticor. Cost of revenue, which includes fixed overhead costs associated with laboratory operations, was $198,000 for the three months ended March 31, 2006, resulting in a gross profit of $34,000. For fiscal year 2006, the company is currently projecting a gross profit margin of 40-45% from these genetic tests.
    Research and development expenses were $729,000 for the quarter ended March 31, 2006 compared to $684,000 for the quarter ended March 31, 2005, an increase of approximately 7%. These expenses include research and development expenses funded by Alticor under research and development agreements for the development of new tests. This increase was the result of new accounting rules that required the recording of stock-based compensation of approximately $74,000.
    General and administrative expenses were $765,000 for the three months ended March 31, 2006 compared to $704,000 during the same period in the prior year, an increase of approximately 9%. This increase was the result of new accounting rules that required the recording of stock-based compensation of approximately $69,000.
    The company reported a net loss of $1.6 million, or $0.07 per basic and diluted common share, in the first quarter of 2006 compared to a net loss of $1.5 million, or $0.06 per basic and diluted common share, in the first quarter of 2005.
    On March 31, 2006, the company reported cash and cash equivalents of $2.9 million compared to $3.4 million of cash and cash equivalents on December 31, 2005.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing and commercializing personalized health products. The company uses its proprietary technology to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin Genetics has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment and general nutrition assessment, and its current development programs focus on osteoporosis and weight management. Interleukin expects that these programs will also lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.
    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.



                      Interleukin Genetics, Inc.
                         Financial Highlights

Balance Sheet data:                           03/31/2006   12/31/2005
----------------------------------------------------------------------

                                               (Unaudited)  (Audited)
Cash and cash equivalents                      $2,896,248  $3,415,174
Total current assets                            3,139,154   3,589,656
Total assets                                   $4,513,282  $4,970,075

Total current liabilities                      $1,400,249  $3,014,742
Total liabilities                               3,187,305   4,686,330

Total shareholders' equity                      1,325,977     283,745

Total liabilities and shareholders' equity     $4,513,282  $4,970,075



 Statement of Operations data:                   Three Months Ended
--------------------------------------
                                              03/31/2006   03/31/2005
                                      --------------------------------
                                              (Unaudited) (Unaudited)
 Revenue                                        $232,234       $7,359

 Gross profit                                     34,582        7,359

 Research and development                        729,095      684,003
 General and administrative                      765,111      703,939
                                             ------------ ------------
 Total operating expenses                      1,494,206    1,387,942
                                             ------------ ------------

 Loss from operations                         (1,459,624)  (1,380,583)

 Total other income and expense                 (129,854)    (134,381)
                                             ------------ ------------

 Net loss                                    $(1,589,478) $(1,514,964)
                                             ============ ============

 Basic and diluted loss per share                 $(0.07)      $(0.06)
 Weighted average common shares outstanding   24,019,004   23,604,882



    CONTACT: For Interleukin Genetics:
             Janet Perry, 781-398-0700